Exhibit 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of Tellurian Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 22nd day of December, 2023.

Chatterjee Fund Management, L.P.

By:	/s/ Purnendu Chatterjee
	By:	Purnendu Chatterjee
	Title:	General Partner

Purnendu Chatterjee

/s/ Purnendu Chatterjee